Exhibit 99.1

Superior Toxicology & Wellness

Joe Nieusma, Ph.D.

Senior Toxicologist

607 Boulder Peak Ave

Erie, CO 80516

303.877.3684

March 25, 2022

Tom Wood, CEO

REMSleep Holdings

2202 North West Shore Blvd. Suite 200

Tampa, FL 33607

Re: Results of ISO DeltaWave cannula MD, Angled Adaptor and Flexible Hose cytotoxicity test in early 2022.

Superior Toxicology & Wellness is presenting the results of an analysis of the cytotoxicity tests on the medical device DeltaWave cannula MD, Angled Adaptor and Flexible Hose – Cytotoxicity test conducted for REMSleep Holdings of 2202 North West Shore Blvd. Suite 200, Tampa, FL 33607. The purpose of this memo is to update the current situation with this particular test and lay out the strategy going forward.

The initial cytotoxicity test was conducted by Product Safety Labs in New Jersey and the results were a failure. The test was determined to be flawed in calculations contained in the protocol and the decision was made to correct the errors that were discovered and repeat the test. Although the changes to the protocol led me to believe this test would produce a better result, the repeated test was also a failure.

In anticipation of this potential result, another completely separate and capable laboratory was located by Superior Toxicology on REMSleep’s behalf. Upon discussing the results of both tests, sharing the protocols, calculations, and how the test was conducted by the first laboratory, it is the opinion of the new lab that the testing procedure was significantly erroneous and set up the REMSleep medical device for failure.

REMSleep has asked for this new organization to proceed with a cytotoxicity test on the medical device in a manner that will achieve success. This process will evaluate the components separately using the protocol to extract and challenge the growth of cells in medium with the extract in proper ratios and at proper concentrations to warrant a believable result, in an approved manner.

Sincerely,

Superior Toxicology & Wellness

607 Boulder Peak Av
Erie, CO 80516

303-877-3684